                                                                       EXHIBIT 5

                             BINGHAM, DANA & GOULD
                               150 Federal Street
                          Boston, Massachusetts 02110

                                November 3, 1995

Chemex Pharmaceuticals, Inc.
660 White Plains Road, Suite 400
Tarrytown, New York 10591

        Re: Registration Statement on Form S-4
            Under the Securities Act of 1933, as Amended

Ladies and Gentlemen:

     We have acted as counsel to Chemex Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 13,750,000 shares of the Company's Common Stock, $0.04 par value per share (the "Shares"), pursuant to a Registration Statement on Form S-4 (as amended from time to time, the "Registration Statement"), initially filed by the Company with the Securities and Exchange Commission on November 3, 1995. The Shares are to be issued to holders of outstanding shares of the common stock, par value $.01 per share, of ACCESS Pharmaceuticals, Inc., a Texas corporation ("ACCESS"), pursuant to the terms of a certain Agreement of Merger and Plan of Reorganization, dated as of October 3, 1995, as amended and restated October 31, 1995, by and between the Company and ACCESS (the "Merger Agreement").

     We have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, documents, agreements (including the Merger Agreement) and other instruments, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law, and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate to enable us to express the opinions rendered hereby.

     We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing a document.

     We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

     This opinion is limited solely to the General Corporation Law of the State of Delaware as applied by courts located in Delaware.

     Based upon the foregoing, we are of the opinion that the Shares, when delivered in accordance with the provisions of the Merger Agreement, will be validly issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Proxy Statement/Prospectus included in the Registration Statement.

                                          Very truly yours,

                                          /s/  Bingham, Dana & Gould
                                          --------------------------
                                          BINGHAM, DANA & GOULD